Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 25, 2019, relating to the financial statements of Eton Pharmaceuticals, Inc. as of December 31, 2018 and 2017 and for the periods then ended, appearing in the Annual Report on Form 10-K of Eton Pharmaceuticals, Inc. for the year ended December 31, 2018.

/s/ KMJ Corbin & Company LLP

Costa Mesa, California

March 28, 2019